EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Frankfort, Danville, and Lancaster, Kentucky

For Immediate Release May 3, 2019

Contact:	Kentucky First Federal Bancorp
Don Jennings, President
Clay Hulette, Vice President
(502) 223-1638

Kentucky First Federal Bancorp Reports Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, announced net earnings of $207,000 or $0.02 diluted earnings per share for the three months ended March 31, 2019, compared to net earnings of $162,000 or $0.02 diluted earnings per share for the three months ended March 31, 2018, an increase of $45,000 or 27.8%. Net earnings were $512,000 or $0.06 diluted earnings per share for the nine months ended March 31, 2019, compared to net earnings of $1.3 million or $0.16 diluted earnings per share for the nine months ended March 31, 2018, a decrease of $799,000 or 60.9%.

The increase in net earnings on a quarter-to-quarter basis was primarily attributable to a decrease in provision for loan losses and an increase in non-interest income, which were partially offset by a decrease in net interest income.

The Company recorded no provision for loan losses for the three months just ended compared to a provision of $104,000 for the prior year quarter. Non-interest income increased $24,000 or 42.1% to $81,000 for the recently-ended quarter compared to the prior year quarter, primarily because of a decrease in valuation adjustments on real estate owned (“REO.”)

Net interest income decreased $60,000 or 2.5% to $2.3 million for the three months ended March 31, 2019, compared to the prior year period due primarily to the cost of funds rising faster than interest income.

The decrease in net earnings on a nine-month basis was primarily attributable to decreased non-interest income, and net interest income, as well as increased income tax expense.

Non-interest income decreased $440,000 or 69.5% to $193,000 for the nine months ended March 31, 2019, compared to the prior year period, primarily because of a decrease in earnings from bank-owned life insurance (“BOLI.”) In the prior year the Company received BOLI insurance proceeds on policies maintained under its long-standing overall employee benefits program following the passing of a covered individual. The nonrecurring receipt of insurance proceeds, along with the accompanying decrease in the BOLI asset, was primarily responsible for a decrease in earnings on BOLI of $374,000, or 87.0% to $56,000 for the nine-month period just ended.

Net interest income before provision for loan losses decreased $248,000 or 3.4% to $7.1 million for the nine-month period just ended. Interest income increased by $563,000, or 6.4%, to $9.4 million, while interest expense increased $811,000 or 53.0% to $2.3 million for the nine months ended March 31, 2019. Interest expense increased at a faster pace during the recent increase in interest rate environment, because of the short-term nature of those funding sources compared to the long-term nature of the Company’s primary interest-earning assets, loans. Although the loan portfolio is comprised primarily of adjustable rate loans, those assets often have limits on the amount of interest rate increases that can occur in the near term. Many of the newer loans have fixed rates for a period of time (three years to five years) before the interest rate can change, while the interest rates on seasoned loans can change no more than 100 basis points annually. Also contributing to the increased interest expense is a migration of savings deposits to time deposits. During the period of rising interest rates savings customers have begun to choose time deposits, which often carry higher interest rates.

Federal income taxes increased $121,000 as the Company’s net income tax expense totaled $117,000 for the recently-ended nine-month period compared to an income tax benefit of $4,000 in the prior year period, primarily because of the change in income tax law.

Somewhat offsetting the decreases in non-interest income, and net interest income, as well as increased income tax expense was a decrease in provision for loan losses. The Company recorded provision for losses on loans of $11,000 and $107,000 for the nine months ended March 31, 2019, and 2018, respectively, a decrease of $96,000 or 89.7%.

At March 31, 2019 assets increased $1.0 million or 0.3% to $319.4 million compared to $318.4 million at June 30, 2018. This increase is attributable primarily to increases in loans, investment securities and cash and cash equivalents, which were partially offset by a decrease in time deposits in other financial institutions. Total liabilities increased $1.7 million or 0.7% to $252.9 million at March 31, 2019, primarily due to an increase in FHLB advances, which increased $3.0 million or 5.6% to $56.0 million at March 31, 2019. Deposits decreased $417,000 or 0.2% and totaled $195.2 million at quarter end primarily as a result of lower levels of savings accounts. Competition for time deposits has increased and, consequently, the interest rates associated with those products. Depositors have migrated from savings deposits to time deposits to take advantage of the higher interest rates. Although the Company has been successful in competing for and attracting time deposits in its local markets as interest rates have risen, savings deposits decreased more than time deposits increased. The higher level of time deposits resulted in higher interest expense.

At March 31, 2019, the Company reported its book value per share as $7.91.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on operations, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2018. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank, which operates six banking offices in Kentucky, including three in Frankfort, two in Danville, and one in Lancaster. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At March 31, 2019, the Company had approximately 8,411,591 shares outstanding of which approximately 56.6% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

	March 31,	June 30,
	2019	2018
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$10,193	$9,943
Time deposits in other financial institutions	4,952	5,692
Investment Securities	1,357	1,050
Loans, net	271,670	270,310
Real estate acquired through foreclosure	729	710
Other Assets	30,520	30,689
Total Assets	$319,421	$318,394
Liabilities
Deposits	$195,236	$195,653
FHLB Advances	56,038	53,052
Deferred revenue	--	558
Other Liabilities	1,639	1,928
Total Liabilities	252,913	251,191
Shareholders’ Equity	66,508	67,203
Total Liabilities and Equity	$319,421	$318,394
Book Value Per Share	$7.91	$7.96

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Nine months ended March 31,		Three months ended March 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Interest Income	$9,416	$8,853	$3,192	$2,968
Interest Expense	2,342	1,531	845	561
Net Interest Income	7,074	7,322	2,347	2,407
Provision for Losses on Loans	11	107	--	104
Non-interest Income	193	633	81	57
Non-interest Expense	6,627	6,541	2,173	2,177
Income Before Income Taxes	629	1,307	255	183
Income Taxes	117	(4)	48	21
Net Income	$512	$1,311	$207	$162
Earnings per share:
Basic and diluted	$0.06	$0.16	$0.02	$0.02
Weighted average outstanding shares:
Basic and diluted	8,348,242	8,364,208	8,319,122	8,368,946

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